Exhibit 10.11

LOCKHEED MARTIN CORPORATION
AMENDED AND RESTATED
2006 MANAGEMENT INCENTIVE COMPENSATION PLAN
(Performance-Based)
Amended and Restated Effective January 1, 2017

Amendment No. 1

Lockheed Martin Corporation (“Corporation”) wishes to amend the Lockheed Martin Corporation Amended and Restated 2006 Management Incentive Compensation Plan (Performance-Based) Amended and Restated Effective January 1, 2017 to confirm that the Corporation’s Senior Vice President, Human Resources may adjust bonus payouts to participants who are not elected officers. Accordingly, the Plan is amended as follows, effective as of the January 1, 2017.

1.	Section 5.01 is revised in its entirety to read as follows:
“Section 5.01    Subject to Section 2.02, Article IV and any performance goals (including organizational or enterprise performance goals) established by the Committee or its delegate for the Plan Year (such goals to be established on or before March 30 of the Plan Year), the Committee (or the Committee’s delegate in the case of Participants who are not Elected Officers) shall determine the proposed amount of Incentive Compensation to be paid to each Participant with respect to a Plan Year. Notwithstanding the preceding sentence, in determining the proposed amount of each Participant’s Incentive Compensation award for a Plan Year, the Committee (or the Board of Directors in the case of Participants who are Elected Officers or the Company’s Senior Vice President, Human Resources in the case of Participants who are not Elected Officers) may make an upward (subject to Section 2.02 and Article IV) or downward (including to zero) adjustment of the proposed amount of Incentive Compensation award otherwise payable to the Participant for the Plan Year on the basis of such factors as it deems relevant.”

LOCKHEED MARTIN CORPORATION

By:    /s/ Patricia L. Lewis
Patricia L. Lewis
Senior Vice President, Human Resources

Date:     12/19/17